Exhibit 99 (h) (6)
AMENDED AND RESTATED SECURITIES LENDING AGREEMENT
Customer Agreement
     This Amended and Restated Securities Lending Agreement, made as of this 17th day of February, 2010, including all exhibits attached hereto, all of the terms of which are incorporated herein by reference, in each case, as amended and/or supplemented from time to time in accordance with the terms hereof (this “Agreement”), by and between U.S. Bank National Association (the “Bank”) and First American Investment Funds, Inc. (“FAIF”), on behalf of each of its series identified in the Customer Information Sheet attached hereto, as updated from time to time (each such series hereinafter referred to as a separate “Customer”).
WITNESSETH:
     WHEREAS, FAIF is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) which offers its shares in one or more separate series, with each such series representing a separate and distinct pool of cash, securities, and other assets; and
     WHEREAS, the Bank and FAIF are parties to a Securities Lending Agreement, dated as of January 1, 2007 (the “Prior Agreement”), pursuant to which the Bank engages in securities lending as each Customer’s agent with respect to certain Securities; and
     WHEREAS, the Bank and FAIF desire to amend and restate the Prior Agreement to clarify that no Customer shall be liable for any defaults of, or subject to any losses incurred by, another Customer and that the Customers shall be severally, and not jointly, liable hereunder, and to make certain other changes to the Prior Agreement.
     NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereto agree as follows:
     1. Definitions: For purposes hereof:
     “Borrower” shall be, subject to the other provisions of this Agreement, one or more (i) broker-dealers registered under the Securities Exchange Act of 1934 (the “1934 Act”); (ii) broker-dealers exempt from registration under 15(a)(1) of the 1934 Act as a dealer in exempted Government Securities, or (iii) bank(s), with which the Bank or one of its agents has established a securities lending agreement whereby Borrower may borrow Securities and which FAIF has expressly approved in accordance with the last sentence of this paragraph. Such potential Borrowers are listed in Exhibit A attached hereto. Borrowers may be added to or deleted from Exhibit A by (i) FAIF by means of written notice delivered by FAIF to the Bank, or (ii) written notice delivered by the Bank to FAIF which is confirmed by FAIF via letter, fax or e-mail.
     “Borrower Agreement” shall have the meaning provided such term in Section 3(a) hereof.

     “Business Day” shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned Securities subject to such Loan, provided, however, that for purposes of determining the Market Value of any Securities hereunder, such term shall mean a day on which regular trading occurs in the principal market for the Securities whose value is being determined. Notwithstanding the foregoing, in no event shall a Saturday or Sunday be considered a Business Day.
     “Close of Trading” shall mean, with respect to any Security, the end of the primary trading session established by the principal market for such Security on a Business Day.
     “Collateral” shall be collateral which the Bank shall receive from Borrower(s) to secure Loans on behalf of a Customer in the form of (i) cash denominated in United States dollars (“Cash Collateral”), (ii) securities issued or guaranteed by the United States Government or its agencies, or (iii) irrevocable bank letters of credit issued by a person other than the Borrower or an affiliate thereof, or equivalent obligation denominated in United States dollars.
     FAF Advisors” shall mean FAF Advisors, Inc., a wholly owned subsidiary of the Bank.
     “Government Securities” shall mean government securities as defined in Section 3(a)(42)(A)-(C) of the 1934 Act, as amended.
     “Loans” shall be the lending of Securities to Borrower(s).
     “Loaned Securities” shall be those Securities which are loaned to the Borrower(s) by the Bank, securities identical to such Securities, or securities equivalent to such loaned securities in the event of a reorganization, recapitalization or merger affecting the originally loaned securities.
     “Margin Percentage” shall mean, with respect to any Loan as of any date, a percentage agreed to by the Borrower and the Bank, provided that in no event shall the Margin Percentage be less than 100% of the Market Value of the Loaned Securities.
     “Mark to Market” shall be the procedure whereby the Bank determines the Market Value of securities Collateral and Loaned Securities.
     “Market Value” shall be:
     (i) If the principal market for the securities to be valued is a national securities exchange in the United States, their Market Value shall be determined by their last sale price on such exchange at the most recent Close of Trading or, if there was no sale on the Business Day of the most recent Close of Trading, by the last sale price at the Close of Trading on the next preceding Business Day on which there was a sale on such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by such exchange, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.
     (ii) If the principal market for the securities to be valued is the over-the-counter market, and the securities are quoted on The Nasdaq Stock Market (“Nasdaq”), their Market Value shall be the last sale price on Nasdaq at the most recent Close of Trading or, if the securities are issues for which last sale prices are not quoted on Nasdaq, the last bid price at such Close of Trading. If the relevant quotation did not exist at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.
     (iii) If the principal market for the securities to be valued is the over-the-counter market, and the securities are not quoted on Nasdaq, their Market Value shall be determined in accordance with market practice for such securities, based on the price for such securities as of the most recent Close of Trading obtained from a generally recognized source agreed to by the Bank and the Borrower(s) or the closing bid quotation at the most recent Close of Trading obtained from such a source. If the relevant quotation did not exist at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.
     (iv) With respect to shares of Prime Portfolio, Market Value shall mean the net asset value of such shares computed in the manner set forth in the Offering Memorandum.
     “Offering Memorandum” shall mean the offering memorandum dated April 30, 2009 relating to Prime Portfolio.
     “Person” shall be any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Prime Portfolio” shall mean Mount Vernon Securities Lending Prime Portfolio, a series of Mount Vernon Securities Lending Trust.
     “Securities” shall be securities, of any type, that are owned or controlled by the Customer and that have been hereby approved for use in securities lending by the Customer.
     “Substitute Payments” shall mean payments in amounts equal to all distributions made to holders of Loaned Securities during the term of the loan, including, but not limited to, cash dividends, interest payments, shares of stock as a result of stock splits, and rights to purchase additional securities.
     2. Appointment and Acceptance. FAIF, on behalf of each Customer, hereby appoints the Bank as each Customer’s agent for the purpose of lending such Customer’s Securities; and the Bank hereby agrees to accept such appointment and act in such capacity.
     3. Delivery of Securities; Receipt of Collateral; Return of Collateral. Until given written notice of termination pursuant to Section 15, FAIF, on behalf of each Customer, hereby authorizes the Bank, and the Bank agrees, to undertake the following:
     (a) To enter into and maintain securities loan agreements with Borrower(s) which set forth terms consistent with this Agreement. FAIF acknowledges that the standard form(s) of Borrower Agreement(s) entered or to be entered into with Borrowers will be substantially in the form of the most current Master Securities Loan Agreement produced by the Bond Market Association and FAIF authorizes the Bank to lend Securities to Borrowers pursuant to agreements substantially in the form thereof (each such agreement referred to herein as a “Borrower Agreement”). FAIF may from time to time direct the Bank not to enter into loans with a Borrower, as FAIF specifies by written notice to the Bank, in each case notwithstanding the FAIF’s prior approval of such Borrower in accordance with the terms contained herein.
     (b) To negotiate fees with Borrowers in connection with securities lending, subject to the following requirements. In the case of a Loan for which the Collateral is Cash Collateral, the Bank shall negotiate a fee (the “Borrower Rebate Fee”) to be paid by the Bank to the Borrower on behalf of the Customer. In the case of a Loan for which the Collateral is non-cash, the Bank shall negotiate a loan fee to be paid by the Borrower.
     (c) To deliver to Borrowers, from time to time, such Securities as the Bank may in its discretion select for securities lending in accordance with this Agreement.
     (d) To use the securities lending services of other financial institutions, including, without limitation, FAF Advisors and other financial institutions that are affiliates of the Bank, as agents of the Bank, for the benefit of the Customers, as the Bank in its discretion shall determine to be necessary or desirable to perform securities lending on behalf of the Customers.
     (e) In connection with each Loan, to receive from the Borrower, at the time the Securities are loaned, Collateral of a value at least equal to 102% of the then current Market Value of the Loaned Securities. Such Collateral shall be held as security by the Bank on behalf of the Customer for the due and punctual performance by the Borrower of any and all of the Borrower’s obligations under the Borrower Agreement.
     (f) To hold and safekeep the Collateral on behalf of the Customer with other securities lending collateral held by the Bank, provided that the Customer’s specific interest in the Customer’s Collateral shall at all times be noted in the records of the Bank, provided further, however, that all securities lending collateral shall be held separate from any other securities held by the Bank on behalf of any other person or entity.

     (g) To invest Cash Collateral for the benefit of the Customer in Prime Portfolio.
     (h) Upon termination of any Loan, to liquidate any investments made with Cash Collateral and to return the Collateral to the Borrower in accordance with the Borrower Agreement so long as the Borrower is not in default and the Bank receives the Loaned Securities from the Borrower.
     (i) To receive from the Borrower Substitute Payments and to forward such Substitute Payments to the Customer.
     (j) To pay to the Borrower all interest and dividend payments, including Substitute Payments, received on Securities which are held as Collateral, provided that there is no material default by the Borrower of the terms and conditions of the Borrower Agreement, in cases where the Borrower has provided non-cash Collateral in the form of securities, in whole or in part.
     (k) To originate or terminate any Loan at any time as the Bank may in its discretion determine pursuant to the terms of this Agreement, without prior notice to the Customer.
     (l) In connection with the Customer’s Loaned Securities, to collect loan fees owed by Borrowers and income earned on Cash Collateral investments, and to dispose of such monies pursuant to Sections 3(b) and 8 of this Agreement.
     (m) To disclose to any Borrower, the name of the Customer and such other information required by such Borrower or such Person to enable such Borrower or such Person to comply with applicable federal or state law or other applicable regulatory requirements, as the Bank may in its discretion deem necessary.
     (n) To group the Customer’s securities together with the securities of other securities lending customers for the purposes of facilitating Loans to Borrowers. FAIF acknowledges that whether particular securities are loaned depends on many variables, including, but not limited to, the demand for a particular security by Borrowers, the Bank’s automated queuing system for equitable utilization of all available securities for lending transactions, and the quantity of a particular security that is held in the lendable pool, and that the Bank cannot ensure that the Customer’s Securities will become the subject of any particular Loan or that the Customer’s Securities will be loaned.
     4. Voting Rights. The Customer shall not retain voting rights of Loaned Securities while loaned to any Borrower.
     5. Mark to Market. The Bank shall on a daily basis (a) Mark to Market Loaned Securities and Collateral. If the Market Value of the Collateral at the close of trading on a Business Day is less than the Margin Percentage of the Market Value of the Loaned Securities at the close of trading on that day, the Borrower shall deliver, by the close of business on the following Business Day, an additional amount of Collateral the Market Value of which, together with the Market Value of all previously delivered Collateral, equals at least the Margin Percentage of the Market Value of the Loaned Securities as of such preceding day. In the event that the Market Value of the Collateral exceeds the Margin Percentage of the Market Value of the Loaned Securities, part of the Collateral may be returned to the Borrower as long as the Market Value of the remaining Collateral equals at least the Margin Percentage of the Market Value of the Loaned Securities.
     6. Accountings. The Bank shall include in a monthly report to each Customer daily information concerning all securities loans outstanding, including an accounting of all securities lending transactions.
     7. Loan Termination by Customers.
     (a) Unless otherwise agreed in writing, the Customer may, in its discretion, elect to terminate a Loan on a termination date established by notice given to the Bank prior to the close of business on a Business Day. The termination date established by a termination notice shall be a date no earlier than the standard settlement date that would apply to a purchase or sale of the Loaned Securities, which date shall be determined in accordance with the terms of the Borrower Agreement. Upon receipt of such notice, the Bank shall notify the appropriate Borrower for return of the Loaned Securities in accordance with the terms of the Borrower Agreement.
     (b) The Bank shall be deemed to have received appropriate notice as required by this Section 7 upon receipt of written or oral directions (i) signed or given by any person whose name and signature is listed on the most recent certificate delivered by FAIF to the Bank which lists those persons authorized to give directions in the name and on behalf of the Customer or (ii) signed or given by any other person(s), duly authorized by FAIF to give directions to the Bank hereunder or whom the Bank reasonably believes to be so authorized. Appropriate notice as required by this Section 7 shall include notice sent to the Bank by letter, memorandum, telegram, cable, telex, telecopy facsimile, video (CRT) terminal or other “on-line” system, or similar means of communication, or given over the telephone or in person.
     8. Fees.
     (a) Each Customer shall pay fees to the Bank in the amount and at such times set forth on Exhibit B attached hereto and made a part hereof as though fully set forth herein. The provisions of Exhibit B may be renegotiated at any time upon five days written notice by either party hereto and may be amended by a separate writing between the Bank and FAIF. The Bank shall charge such fees against the net income received as proceeds from securities lending transactions (after payment of any applicable Borrower Rebate Fees) (“Net Income”); provided, however, that if not so charged, the Customer shall pay such fees.
     (b) Any Borrower Rebate Fee incurred by a Customer arising from the receipt of cash as Collateral for Loaned Securities shall be charged against the gross income received by the Customer as proceeds from securities lending transactions and the Bank shall pay such Borrower Rebate Fee to the appropriate Borrower on behalf of the

Customer; provided, however, that if not so charged, the Customer shall pay such Borrower Rebate Fee.
     9. FAIF Representations and Warranties.
     (a) FAIF represents and warrants that: (i) FAIF has the legal right, power and authority to execute, deliver and perform this Agreement on behalf of each Customer and to carry out all of the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by FAIF will not violate any provision of its charter, bylaws or any other governing documents, or any law, or any regulation, interpretation or order or any court or other government agency, or judgment, applicable to FAIF or a Customer; (iii) FAIF has obtained all necessary authorizations, including those from any persons who may have an interest in the Securities, including the consent or approval of any governmental agency or instrumentality; (iv) the execution, delivery and performance of this Agreement and the carrying out of any of the transactions contemplated hereby will not be in conflict with, result in a breach of or constitute a default under any agreement or other instrument to which FAIF is a party or which is otherwise known to FAIF, including but not limited to, liens against and/or pledges of Securities; and (v) all persons executing this Agreement on behalf of FAIF and carrying out the transactions contemplated hereby on behalf of FAIF are duly authorized to do so.
     (b) FAIF represents and warrants that it is an “investment company” as that term is defined in the Investment Company Act of 1940 (the “1940 Act”) and that it will indicate each Borrower that is an “affiliate,” as that term is defined in the 1940 Act, of a Customer by instructing the Bank not to lend the Customer’s Securities to such Borrower, such instruction to be given by completion of Exhibit A hereto.
     (c) FAIF is aware that it is possible to loan portfolio securities without incurring the loan fees payable pursuant hereto by administering such a program itself, rather than hiring the Bank.
     (d) FAIF represents and warrants that each series of FAIF which owns, controls or possesses securities which may be lent pursuant to this agreement is identified in the Customer Information Sheet attached hereto and made a part hereof as though fully set forth herein, such Customer Information Sheet to be updated from time to time upon written notice to the Bank from FAIF (the “Customer Information Sheet”) and that the tax identification number of such series of FAIF is set forth opposite such series’ name on such Customer Information Sheet.
     (e) FAIF represents and warrants (i) that the information contained in the attached Customer Information Sheet is complete and accurate in all respects as of the date hereof and FAIF acknowledges and affirms that the Bank may rely upon the accuracy and completeness of the information contained in the Customer Information Sheet in complying with its obligations under applicable laws and regulations and (ii) that FAIF has reviewed and understands the Offering Memorandum.

     (f) FAIF represents and warrants that all recitals contained herein are true and correct in all respects.
     10. The Bank’s Responsibilities. The Bank’s duties and responsibilities shall only be those expressly set forth in this Agreement. The Bank hereby agrees that it shall at all times during the term of this Agreement exercise its reasonable care and efforts in performing its obligations hereunder. The Bank will perform such obligations and responsibilities in accordance with all applicable laws, including, but not limited to Securities and Exchange Commission (SEC”) rules and regulations. The Bank intends to rely on previously obtained exemptive relief orders issued by SEC in performing its responsibilities under this Agreement. Neither the Bank nor its agents shall be responsible for any loss or liability arising from their performance of the Bank’s duties under this Agreement, except for direct loss or liability (but not consequential or punitive damages) arising from the Bank’s, or its agent’s, willful misfeasance, bad faith or negligence in the performance of the Bank’s duties under this Agreement. In no event shall the Bank be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.
     11. FAIF Responsibilities.
     (a) FAIF agrees to (i) promptly notify the Bank of any change that FAIF wishes to make to Exhibit A, (ii) promptly notify the Bank if any information contained in the Customer Information Sheet becomes inaccurate or untrue and (iii) indemnify the Bank for any losses resulting from FAIF’s failure to adhere to the provisions of Subsection (a) of this Section 11.
     (b) FAIF agrees that, to the extent any loss arising out of investments of Cash Collateral in Prime Portfolio on behalf of a Customer results in a deficiency in the amount of Collateral available for return to a Borrower, such Customer shall pay to the Bank, on demand, cash in an amount equal to such deficiency.
     (c) FAIF acknowledges that the Bank is acting as an agent on each Customer’s behalf in connection with the lending of the Customer’s assets and the investment of cash received as Collateral for such Loans. FAIF understands that each Customer bears the risks of investment loss, including any decline in value of its investments made with Cash Collateral and, except to the extent set forth in Section 12 hereof, any loss resulting from any securities lending default by a Borrower.
     (d) FAIF acknowledges that each Customer is responsible for paying any taxes that are incurred as a result of Loans made on behalf of such Customer, and FAIF agrees that each Customer shall reimburse the Bank for any taxes paid on such Customer’s behalf by the Bank.
     (e) FAIF agrees, on behalf of each Customer, to reimburse the Bank and to hold the Bank harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel incurred by the Bank which the Bank may sustain or incur or which may be asserted against the Bank by reason of or as a result of any action taken or omitted by the Bank in connection with operating under this Agreement (including, but not limited to, actions or omissions related to the lending of Securities to Borrowers or the holding or investment of Collateral or resulting from FAIF’s failure to comply with its obligations under Section 11(a) hereof) other than those costs, expenses, damages, liabilities or claims arising out of the Bank’s negligence, bad faith or willful misfeasance, as adjudicated by a court of competent jurisdiction. The foregoing shall be a continuing obligation of FAIF and FAIF’s successors and assigns, notwithstanding the termination of any Loans hereunder or of this Agreement. The Bank may charge any amounts to which it is entitled hereunder against the account in which the respective Customer’s Securities are held.
     12. Indemnification.
     (a) In the event of a Borrower’s material default of the terms and conditions of the Borrower Agreement, the Bank shall, subject to paragraph (b) of this Section 12:
     (i) take all actions the Bank deems appropriate, in its discretion, to liquidate the Collateral,
     (ii) at its own expense, replace as soon as reasonably practicable such Loaned Securities with identical securities or the equivalent thereof in the event of a reorganization, recapitalization or merger of the issuer of the Loaned Securities, or
     (iii) if the Bank is unable to obtain replacement securities, the Bank shall provide the Customer with immediately available funds in an amount equal to the Market Value of such Loaned Securities. The Market Value shall be calculated (1) in the case of a Borrower insolvency, on the date of such insolvency, or (2) in the case of a Borrower’s failure to return Loaned Securities, on the date that the Bank deposits funds to the Customer’s account.
     (b) If the Market Value of investments made with Cash Collateral plus the Market Value of any uninvested Collateral on the date of such replacement or credit is less than that which is required to purchase replacement securities or to provide equivalent funds to the Customer as a result of a decrease in the Market Value of investments made with Cash Collateral, the Bank will not be responsible for such decrease. In such event, the Bank shall purchase and deposit replacement securities, or deposit cash to the Customer’s account, in an amount equal to the then current Market Value of investments made with Cash Collateral plus the then current Market Value of any uninvested Collateral. If the Market Value of investments made with Cash Collateral plus the Market Value of any uninvested Collateral on the date of such replacement or credit is less than that which is required to purchase replacement securities or to credit equivalent funds to Customer’s account as a result of any reason other than a decrease in the Market Value of investments made with Cash Collateral, Bank shall pay such additional amounts as are necessary to purchase replacement securities in an amount equal to the Market Value of such Loaned Securities or credit equivalent funds to Customer’s account as of the date of such replacement. The Bank shall not be liable for any appreciation in the Market Value of the Loaned Securities subsequent to such date.
     (c) FAIF agrees, on behalf of each Customer, that the Bank shall be subrogated to the rights of the Customer in the Collateral and against the Borrower to the extent of any amount paid by the Bank to the Customer hereunder.
     (d) Except as provided for herein, the Bank shall have no additional liability to the Customer relating to any Borrower’s failure to return Loaned Securities and no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Borrower Agreement.
     (e) Notwithstanding the foregoing, the Bank shall not be required to act inconsistently with (i) any court or government agency order regarding such Collateral or (ii) the Borrower Agreement.
     (f) With respect to its use in this Section 12, a Borrower’s “insolvency” is defined to mean any of the following: (i) the Borrower shall commence any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property; (ii) any case, proceeding or appointment referred to in the preceding Clause (i) shall be commenced against the Borrower, or any application shall be filed against the Borrower for a protective decree under the provisions of the Securities Investor Protection Act of 1970 as amended, any of which (aa) is consented to or not timely contested by the Borrower, (bb) results in the entry of any order for relief, such an appointment, the issuance of such a protective decree or the entry of any order having a similar effect, or (cc) is not dismissed within 15 days; (iii) the Borrower shall make a general assignment for the benefit of creditors; or (iv) the Borrower shall admit in writing its inability to pay its debts as they become due.
     13. Multiple Lenders. This agreement shall be deemed to create a separate agreement for each Customer as though each Customer separately executed an identical agreement. For any Loan under this Agreement, each reference in the Agreement to Customer shall be deemed a reference solely to the particular Customer to which such Loan relates. In no circumstances shall the rights, obligations or remedies of the Bank with respect to a particular Customer constitute a right, obligation or remedy applicable to any other Customer. Specifically, and without otherwise limiting the scope of this Section, the Bank shall have no right to set off claims or amounts payable related to one Customer by applying property of any other Customer. Furthermore, in no circumstances shall the rights, obligations or remedies of a particular Customer with respect to the Bank constitute a right, obligation or remedy of any other Customer with respect to the Bank.
     14. Agreement Modification. This Agreement, together with the Exhibits hereto, contains a complete statement of the parties with respect to its subject matter, supersedes all existing agreements between them concerning the subject and cannot be amended or modified in any manner except by a written agreement executed by all parties hereto. Notwithstanding the foregoing, Exhibit A may be amended in the manner set forth in the definition of “Borrower”

contained in Section 1 and the fee schedule set forth in Exhibit B may be renegotiated and amended in the manner set forth in Section 8(a).
     15. Notice. Any notice required to be given in writing under this Agreement shall be delivered by hand or mailed by registered mail, postage prepaid, to FAF Advisors, Inc., 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Securities Lending, or such other address provided by the Bank, and to FAIF at the most recent address of such party provided to the Bank.
     16. Termination. This Agreement may be terminated at any time by the Bank or FAIF upon thirty (30) days prior written notice to the other party. All outstanding Loans, unless FAIF shall specify otherwise, shall remain outstanding until such Loans terminate pursuant to the securities loan agreement with Borrower, even if such date is past the termination date established by either party pursuant to this Section 15 (but subject to Section 7 and to any other agreement between FAIF and the Bank).
     17. Assignment. This Agreement shall not be assignable by the Bank or FAIF without the written consent of the other party, except that the Bank may assign this Agreement to an affiliate of the Bank. Subject to the preceding sentence hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.
     18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota without reference to its conflicts or choice of law principles.
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     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

FIRST AMERICAN INVESTMENT FUNDS, INC.

By:	/s/ Charles D. Gariboldi, Jr.
Name:	Charles D. Gariboldi, Jr.
Its:	Treasurer

[Customer Signature Page]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Joseph M. Ulrey, III
Name:	Joseph M. Ulrey, III
Its:	CFO, FAF Advisors

[U.S. Bank Signature Page]

EXHIBIT A
APPROVED BORROWERS
The following entities are pre-approved as “Borrowers” pursuant to Section 1 of the Agreement unless the Customer places an “X” on the line across from a Borrower name.

Banc of America Securities, LLC
Barclays Capital Inc.
BNP Paribas Prime Brokerage, Inc.
BNP Paribas Securities Corp
Calyon Securities (USA), Inc.
Cantor Fitzgerald & Co.
Citigroup Global Markets, Inc.
Credit Suisse Securities (USA), LLC
Deutsche Bank Securities, Inc.
Dresdner Kleinwort Securities, LLC
First Clearing, LLC
Goldman Sachs & Co.
HSBC Securities (USA), Inc.
ING Financial Markets, LLC
Jefferies & Company, Inc.
J.P. Morgan Clearing Corp
J.P. Morgan Securities, Inc.
Merrill Lynch Government Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith, Inc.
Morgan Stanley & Co., Inc.
MS Securities Services, Inc.
Newedge USA, LLC
Raymond James & Associates, Inc.
RBC Capital Markets Corporation
RBS Securities, Inc.
Scotia Capital (USA), Inc.
SG Americas Securities, LLC
Societe Generale, New York Branch
TD Ameritrade Clearing, Inc.
UBS Securities, LLC
Wells Fargo Securities, LLC

Client Relationship Name on Agreement:

Authorized Signature

Printed Name

Title

Date

Exh. A-1

EXHIBIT B
SECURITIES LENDING FEE
FAIF shall pay to the Bank, on behalf of each Customer, monthly fees for administering the securities lending program for such Customers. For each Customer, the monthly fee shall equal 25% of the Customer’s Net Income during such month; provided, however, that if the Customer’s Cash Collateral was invested during such month in Prime Portfolio, the fee for such month will be reduced, if necessary, so that the sum of (a) that portion of the administration fee (.02% per annum) earned by FAF Advisors from Prime Portfolio during such month that is allocable to such Customer, plus (b) the monthly fee paid by such Customer to the Bank under this Agreement, does not exceed 32% of the sum of (i) the Customer’s Net Income for such month plus (ii) that portion of the administration fee earned by FAF Advisors from Prime Portfolio during such month that is allocable to such Customer. The monthly fee for each Customer shall be calculated and retained by the Bank out of such Customer’s aggregate Net Income for such month; provided, however, that if the fee is not so retained, FAIF, on behalf of such Customer, shall pay such fee upon request from the Bank.

CUSTOMER INFORMATION SHEET
Please provide the Bank with the following information:
Name: First American Investment Funds, Inc.
Tax identification number: N/A
Principal place of business: 800 Nicollet Mall, Minneapolis, MN 55402
State and nation of incorporation or organization: Maryland, USA

Address (or the address of your registered agent) within state of incorporation or organization:	The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202
Baltimore, Maryland 21202
Please set forth below the name of each entity which owns, controls or possesses securities which may be lent pursuant to the Customer Agreement (each, a “Customer”) and the tax identification number of such Customer (attach additional pages if necessary):

Name	Tax ID
Equity Income Fund	25-1692047

Equity Index Fund	25-1687221

Large Cap Growth Opportunities Fund	39-1743054

Large Cap Select Fund	45-0495825

Large Cap Value Fund	39-1603604

Mid Cap Growth Opportunities Fund	84-6214484

Mid Cap Index Fund	39-1970095

Mid Cap Select Fund	23-2753730

Mid Cap Value Fund	39-1603605

Quantitative Large Cap Core Fund	41-2242841

Quantitative Large Cap Growth Fund	41-2242844

Quantitative Large Cap Value Fund	41-2242848

Real Estate Securities Fund	23-2802884

Small Cap Growth Opportunities Fund	39-1829200

Small Cap Index Fund	31-1525239

Small Cap Select Fund	39-1901483

Small Cap Value Fund	23-2909969

Name	Tax ID
Tactical Market Opportunities Fund	27-1429616

Core Bond Fund	39-1603606

High Income Bond Fund	23-2958095

Inflation Protected Securities Fund	32-0125111

Intermediate Government Bond Fund	01-0741862

Intermediate Term Bond Fund	25-1687223

Short Term Bond Fund	25-1687222

Total Return Bond Fund	36-4333232

California Tax Free Fund	36-4333230

Colorado Tax Free Fund	36-4333228

Intermediate Tax Free Fund	39-1603601

Minnesota Intermediate Tax Free Fund	23-2752230

Minnesota Tax Free Fund	41-1614985

Missouri Tax Free Fund	06-1289754

Nebraska Tax Free Fund	41-1993839

Ohio Tax Free Fund	01-0634820

Oregon Intermediate Tax Free Fund	23-2908693

Short Tax Free Fund	01-0741865

Tax Free Fund	41-1614986